FREE WRITING PROSPECTUS Dated August 3, 2021	Filed Pursuant to Rule 433 Registration No. 333-228112 Registration No. 333-228112-10

Joint Bookrunners	:	Barclays (str.), J.P. Morgan, MUFG, TD Securities
Co-managers	:	BofA Securities, Comerica, Mizuho, Truist

CLS	SIZE(MM)	WAL	S&P/F	PWIN	L.FINAL	SPREAD	Yield	Coupon	Price
A-1	244.00	0.26	A-1+/F1+	< PREPLACED >
A-2	385.01	1.08	AAA/AAA	6-20	9/16/24	EDSF+7	0.221%	0.22%	99.99903
A-3	385.01	2.52	AAA/AAA	20-42	8/17/26	ISWP+10	0.442%	0.44%	99.99600
A-4	100.23	3.77	AAA/AAA	42-46	9/15/27	ISWP+9	0.647%	0.64%	99.97715
B	35.09	3.84	AA/AA	46-46	9/15/27	ISWP+28	0.849%	0.84%	99.97163
C	17.55	3.84	A/A	46-46	4/17/28	ISWP+50	1.069%	1.06%	99.97504

Transaction Details-

BILL & DELIVER	:	BARCLAYS BBG	TICKER	:	WOART 2021-C
EXPECTED RATINGS	:	S&P/FITCH	FORMAT	:	SEC REGISTERED
EXPECTED PRICING	:	PRICED	FIRST PAY DATE	:	9/15/21
EXPECTED SETTLE	:	8/11/21	PXG SPEED	:	1.3% ABS TO 10% CALL
ERISA ELIGIBLE	:	YES	IN DENOMS	:	$1K x $1K

Available Materials-

PRELIMINARY OM	:	Attached
RATINGS FWP	:	Attached
DEALROADSHOW	:	www.dealroadshow.com	|	Passcode	:	WOART21C
INTEX	:	bcgwoar21c	|	Passcode	:	AVUJ

CUSIPS-

A-1	98164C AA7
A-2	98164C AB5
A-3	98164C AC3
A-4	98164C AD1
B	98164C AE9
C	98164C AF6

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents that the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays Capital Inc. by calling 1-888-603-5847.